Exhibit 10.4

WARNER MUSIC INC.

75 Rockefeller Plaza

New York, New York 10019

                                             May 4, 2007

                                             Effective as of April 1, 2007

Dave Johnson

Warner Music Inc.

75 Rockefeller Plaza

New York, NY 10019

Dear Dave:

Please refer to the employment agreement between Warner Music Inc. (“Company”) and you dated December 15, 1998, as amended by letter (the “2003 Amendment”) dated May 13, 2003 (as so amended, the “Agreement”).

This letter, when countersigned, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1. The modifications of the Agreement set out in the 2003 Amendment shall cease to be effective as of the March 31, 2007.

2. Paragraph 1 of the Agreement is hereby amended to provide that you shall render services to Company as Interim Chairman & CEO of Warner/Chappell Music Inc.

3. Paragraph 2 of the Agreement is hereby amended to extend the Term through June 30, 2008. The period from April 1, 2007 through June 30, 2008 is referred to herein as the “Extension Period.”

4. Paragraph 3(a) of the Agreement is hereby amended to provide that Company shall pay you salary at the rate of $700,000 per annum during and with respect to the Extension Period.

5. Paragraph 3(d) of the Agreement is hereby amended in its entirety to read as follows:

“(d) Annual Discretionary Bonus: With respect to each fiscal year of the Term (commencing with the full 2007 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such fiscal year). The amount of each annual bonus shall be determined by Company at its discretion; provided, that, your target bonus for each year of the

Term shall be $800,000 (or a pro rata portion of such amount for a portion of a year), based on the strength of your performance and on the performance of Company.”

6. Paragraph 7 of the Agreement is hereby amended in its entirety to read as follows:

“7. Place of Employment: The greater New York and Los Angeles metropolitan areas, devoting such time to each such location as you and the Chairman & CEO of Company shall agree. You shall render services at the offices designated by Company at such locations. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.”

7. Paragraph 13 of the Agreement is hereby amended in its entirety to read as follows:

“13. Termination by You for Good Reason; Consequences of Breach by Company or Non-renewal:

(a) Termination by You for Good Reason: (i) For purposes of this Paragraph 13(a), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a change in your title and position shall have been put into effect such that you are no longer either Chairman & CEO of Warner/Chappell Music or Executive Vice President and General Counsel of Company; (B) you shall have been required to report to anyone other than as provided in Paragraph 6 hereof; (C) any monies required to be paid to you hereunder shall not be paid when due; (D) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 18(e) below or (E) Company requires you to relocate your primary residence outside the greater Los Angeles or New York metropolitan area (if you are serving as the Chairman & CEO of Warner/Chappell Music) or the greater New York metropolitan area (if you are serving as the Executive Vice President and General Counsel of Company) in order to perform your duties to Company hereunder.

(ii) You may exercise your right to terminate the Term of this Agreement for Good Reason pursuant to this Paragraph 13(a) by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 13(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified cause within such thirty-day period, you shall not be entitled to terminate the term of this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.

(b) In the event of a “Special Termination” (as defined below) of your employment, your sole remedy shall be that, upon your execution of a Release (as defined below) Company shall promptly pay to you the “Special Termination Payments” (as defined below), and in the event of a “Qualifying Non-renewal” (as defined below), your sole remedy shall be that, upon your execution of a Release, Company shall pay to you the “Non-renewal Payments” (as defined below). Special Termination Payments and Non-renewal Payments are sometimes herein referred to collectively as the “Termination Payments.”

(c) The “Basic Termination Payments” shall mean any accrued but unpaid salary, awarded but unpaid annual bonuses, accrued vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 8, plus any accrued but unpaid benefits in accordance with Paragraph 9, in each case to the date on which your employment terminates pursuant to an event described in subparagraph (e) or (g), below, as applicable (the “Termination Date”).

(d) A “Release” shall mean a release agreement in Company’s standard form, attached hereto as Exhibit A.

(e) A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraphs 11 or 12 hereof or (ii) you terminate this Agreement for Good Reason in accordance with Paragraph 13(a).

(f) “Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of (I) $1,500,000, plus (II) an amount equal to $800,000 multiplied by a fraction, the numerator of which is the number of days in the period beginning on the first day of the fiscal year in which your termination occurs and ending on the date of your termination, and the denominator of which is 365.

(g) A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates; or (ii) Company offers you continued employment with Company or one of its affiliates at salary or target bonus lower than your salary or target bonus as in effect on the last day of the Term, or containing severance provisions less favorable to you than the severance provisions set out in this paragraph 13, and you elect to decline such offer and terminate your employment with Company.

(h) The “Non-renewal Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the amount of severance pay (the

“Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company and (B) the sum of (I) $1,500,000 plus (II) an amount equal to $800,000 multiplied by a fraction, the numerator of which is the number of days in the period beginning on the first day of the fiscal year in which your employment terminates and ending on the date on which your employment terminates, and the denominator of which is 365.

(i) Any Termination Payments payable to you under Paragraph 11(f) or (h) above shall be made by Company in accordance with its regular payroll practices by means of continued payments to you (i) of your salary at the same rate as was in effect as of the Termination Date for the applicable period as is necessary to cause the full amount due under such clause to be paid, or (ii) of salary for such other period as Company determines is necessary to prevent such amount from being deemed “deferred compensation” under applicable tax law; provided that in the event that the Payment Period is so modified, your rate of pay during such period shall be modified accordingly in order to cause the payment in full of the amounts required to be paid to you pursuant to this Paragraph 13 (the “Payment Period”). During the Payment Period, Company shall continue to provide you with coverage under Company’s medical plans in accordance with the terms of such plans, and you shall be entitled to no other benefits during such period.

(j) In the event you elect not to execute and deliver a Release in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 13, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this Paragraph 13 with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.”

8. Paragraph 18(g) of the Agreement is hereby amended in its entirety to read as follows:

(g) This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State.

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this agreement to Company.

WARNER MUSIC INC.

By:	/s/ Edgar Bronfman, Jr.

Accepted and Agreed:

/s/ Dave Johnson
Dave Johnson

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (“Agreement”) made and entered into on                      , 200_ between (name) (“you”) and (company) (“Company”).

In consideration of the mutual covenants, conditions and obligations contained in this Agreement, you and Company agree as follows:

1. Your employment with Company shall end effective (date). As of that date, you shall have no further responsibilities as an employee of Company and as of such date the employment agreement (the “Employment Agreement”) between you and Company dated (date), [as amended], shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Agreement.

2. (a) Subject to your compliance with the terms of this Agreement, Company shall during the period from the date hereof to              (the “Payment Period”) pay you salary at a rate of $             per annum (less required withholding). All payments to you hereunder shall be payable in accordance with the regular payroll practices of the Company. You shall have no duty to mitigate Company’s damages by seeking other employment, and Company shall have no right to reduce the amounts payable to you under this Agreement in the event that you obtain other earnings.

(b) Company shall continue to provide you and your dependent family members (to the extent such individuals are eligible for such coverage under the terms of the applicable programs) with coverage under Company’s medical and dental plans until the earlier of (i) the end of the Payment Period or (ii) the date as of which you become eligible for another medical insurance plan.

(c) For so long as you are on a payroll of Company, you shall continue to participate in Company’s basic life insurance as if you were a full time employee of Company, subject to the terms and conditions of each such plan.

(d) The Company shall pay you any accrued and unused vacation time through                      , 200     (to the extent not paid prior to the date hereof).

3. In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on (date). Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

4. (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

(b) The Company Group, in exchange for the consideration embodied in this Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you under any common law, federal, state or local law, regulation or order, arising out of your employment with Company.

5. Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

6. You and Company each acknowledge that nothing in this Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

7. (a) You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior approval of Company, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

(b) Company shall not at any time, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any confidential information regarding you

(except that Company may disclose the financial terms of this Agreement to tax authorities, attorneys or accountants).

(c) You agree to promptly return to Company all property of Company in your possession, including, but not limited to keys, identification cards, files, records, credit cards, electronic equipment and books and manuals issued to you by Company.

8. For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) call upon, solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, or (b) solicit, induce or encourage any of the Company’s employees or Company’s affiliates to leave their employment.

9. You acknowledge that you have read this Agreement and that you have executed and delivered this Agreement freely and voluntarily, with full knowledge of all material facts.

10. (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Agreement and have retained (attorney name) of the firm of (firm name) for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Agreement. You understand your obligations and rights under this Agreement and with such knowledge have entered into and executed this Agreement freely and voluntarily.

(b) You understand that you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement, whereupon this Agreement shall be rendered null and void. The provisions of this Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Agreement by you.

11. It is Company’s and your intention that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every matter hereinabove referred to. You and Company acknowledge that you and Company are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

You and Company waive and relinquish any right and benefit which you and Company have or may have under Section 1542 to the full extent that you and Company may lawfully waive all such rights and benefits pertaining to the subject matter hereof.

12. This Agreement constitutes the final and complete Agreement between you and Company with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed by Company and you.

13. This Agreement shall be governed by and construed according to the laws of the State of (state) as applicable to agreements executed in and to be wholly performed within such State.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Agreement as of the date first set forth above.

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(name)

[COMPANY NAME]

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